Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated March 6, 2020, relating to the balance sheet of Bleecker Street Acquisition Corp. as of February 28, 2020, and the related statements of operations, changes in shareholder’s equity and cash flows for the period from February 19, 2020 (inception) through February 28, 2020, and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York
September 16, 2020